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                          AUTHORIZATION INSTRUCTIONS
                       REGARDING THE REPURCHASE OFFER BY

                             THE MEXICO FUND, INC.

    TO REPURCHASE UP TO 100% OF ITS ISSUED AND OUTSTANDING SHARES AT 98% OF NET ASSET VALUE PER SHARE IN EXCHANGE FOR PORTFOLIO SECURITIES OF THE FUND

Name of Record Holder or DTC Participant (if shares held in "street name")
  ("Record Holder"):

   The Record Holder has delivered to AMERICAN STOCK TRANSFER & TRUST CO. (the "Depositary") the documentation required whereby the Record Holder has indicated that the Record Holder will be submitting shares of The Mexico Fund, Inc. (the "Fund") for repurchase by the Fund pursuant to the Fund's offer to repurchase Fund shares up to 100% of the Fund's issued and outstanding shares of common stock at 98% of the Fund's per share net asset value at the close of business on the Expiration Date (as defined in the Repurchase Offer Statement), in exchange for a pro-rata portion of each of the securities (other than short-term fixed income securities with maturities of less than one year, securities with transfer restrictions and certain illiquid securities), subject to adjustments for fractional shares and odd lots, and any cash held in the Fund's investment portfolio at the close of business on the Expiration Date ("Portfolio Securities") (the "Repurchase Offer").

   As a condition to participation in the Repurchase Offer Fund shareholders are required to establish a securities account (the "Mexican Account") with a bank or broker in Mexico, or to have an already existing account in Mexico, information concerning which is provided below as regards the Record Holder's Fund shares.

Mexican Account:

  .   Name of bank or broker in Mexico:                              ("Mexican
      Custodian")
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  .   Address, City and zip code:
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  .   Securities Account No.:
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  .   Account Executive (AE): Mr./Ms:
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  .   Telephone No. of AE:
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  .   Telephone No. of Record Holder:
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  .   E-mail address (if available) of AE:
                               ----------

  .   E-mail address (if available) of Record Holder:
                                        ---------------------------------

   I hereby certify that the information above is correct and accurate and that I am the registered and authorized holder and signatory under such Mexican Account.

   I represent that none of the Fund, its Investment Adviser, Custodian, Information Agent, or Depositary, or any of their agents or representatives (the "Parties"), assume any responsibility and/or liability for any errors or deficiencies regarding the Mexican Account. In the event that the Mexican Custodian does not accept for deposit into my Mexican Account any Portfolio Securities, as mentioned in (2) below for any reason whatsoever, none of the Parties will be held responsible.

I hereby:

(1) authorize my Mexican Custodian to provide any required information requested by Impulsora del Fondo Mexico, S.A. de C.V., the Fund's Investment Adviser or any of its agents or representatives, that would allow them to validate the Mexican Account information;

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(2) instruct my Mexican Custodian to accept for deposit any Portfolio
    Securities distributed in response to my participation in the Repurchase Offer;

(3) acknowledge that the Mexican counterparty that will transfer to my Mexican Account the Portfolio Securities will be BBVA Bancomer, S.A., the Fund's Custodian. The Portfolio Securities (except for cash) will be settled through the Instituto Mexicano para el Deposito de Valores, S.A. ("Indeval"); and

(4) acknowledge my Mexican Custodian will be the party that will confirm to me the transfer of my pro-rata portion Portfolio Securities and cash into my account.

   Parties are hereby released from any liability resulting from any communications with my Mexican Custodian. Additionally, and with respect to the establishment of the Mexican Account with my Mexican Custodian, I acknowledge that none of the Parties will be held responsible.

Record Holder Name:
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Signature:
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Date:
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